Exhibit 10.3
TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of the ___ day of __________, 20__ (the “Effective Date”), between JAMES H. WATSON, JR., an individual, with an address at 1869 W. Littleton Boulevard, Littleton, Colorado 80227 (“Licensor”); and N8 CONCEPTS, INC., a Colorado corporation, located at 1869 W. Littleton Boulevard, Littleton, Colorado 80227 (“Licensee”).

RECITALS

A.           Licensor is the owner of the following trademark (the “Mark”):

“RAIL RAT” (U. S. Serial Number 77/286954).

B.           As of the Effective Date of this Agreement, Licensor is the controlling shareholder of Licensee.

C.           Licensor and Licensee have had an oral agreement by which License has been able to use the Mark in connection with its business, and the parties now desire to enter into a written agreement to that effect.

AGREEMENT

1.           Licensor grants Licensee an exclusive license to use the Mark (the “License”) on and in connection with clothing, skateboards, in-line skates, snow boards, athletic protective pads for skate boarding, in-line skating, snowboarding, and such other goods and any services as may be desired by Licensee from time to time, subject to the advance written approval of Licensor, which approval will not be unreasonably withheld (collectively, the “Goods and Services,” or separately, the “Goods” or the “Services”).

2.           If Licensor creates one or more new trademarks or service marks appropriate for the business of Licensee, the new mark(s) can added to this Agreement, and references in this Agreement to the Mark will be deemed to include new mark(s), upon written notification from Licensor to Licensee specifying the new mark(s).

3.           In consideration for this License, Licensee agrees to pay to Licensor an annual fee of $100.00.

4.           Licensee agrees to use the Mark only in connection with the Goods and Services.  Licensee further agrees to offer only Goods and Services under the Mark that meet the minimum standards and specifications of quality and as otherwise established Licensor (the “Standards and Specifications”).  The minimum Standards and Specifications are set forth or described in the attached Rider, and made a part of this Agreement.

5.           Licensor has the right to determine whether the Goods and Services being offered by Licensee are consistent with the Standards and Specifications.  Licensor has the right to require from time to time that Licensee submit samples of the Goods to Licensor for inspection.  Licensee agrees to provide to Licensor or his representatives access to its business premises and the business premises of its sub-franchisees (as may be permitted below in this Agreement) to enable Licensor to inspect the Goods or to inspect the performance of the Services (if any are sold under the Mark).  Upon request from Licensor,

Licensee agrees to submit to Licensor samples of advertising and promotional materials bearing the Mark that Licensee proposes to use, or is using.

6.           Licensee recognizes and acknowledges that the Mark, all rights in the Mark, and the goodwill pertaining to the Mark belong exclusively to Licensor, and that all rights resulting from its use of the Mark inure to the benefit of Licensor.

7.           Licensee agrees that it may sublicense the Mark to other parties only with the advance written approval of Licensor, which approval will not be unreasonably withheld, and only under agreements (the “Sub-License Agreements”) that require: (a) that the sub-licensee acknowledges Licensor’s ownership and rights in the Mark, as required of Licensee in the preceding paragraph; and (b) that the sub-licensee supply the Goods and Services only in conformance with the Standards and Specifications.  Sub-licensees that have been approved by Licensor, and that have a valid Sub-License Agreement with Licensee, are referred to below in this Agreement as “Authorized Sub-Licensees”).

8.           Licensee agrees to strictly enforce the terms of any Sub-License Agreements, unless otherwise agreed by Licensor.

9.           Licensor warrants that it is the sole owner of all rights in the Mark and that this Agreement and the rights licensed by it do not violate any other party’s rights or interests.  Licensor agrees that Licensee will have no liability, and Licensor will indemnify, defend, and hold Licensee harmless against any and all damages, liabilities, attorneys’ fees or costs incurred by Licensee in defending against any third-party claims or threats of claims under trademark or unfair competition or deceptive trade practices acts arising from Licensee’s or any of its Authorized Sub-licensees’ use of the Mark in accordance with this Agreement.  Licensee may appear through counsel of its own choosing to defend itself or its sub-licensees against any such action.

10.           Licensee agrees that Licensor shall have no liability, and Licensee will indemnify, defend, and hold Licensor harmless against any and all damages, liabilities, attorneys’ fees or costs incurred by Licensor in defending against any third-party claims or threats of claims arising from the business or products of Licensee or its Authorized Sub-Licensees, or Licensee’s or its Authorized Sub-Licensees’ use of the Mark other than in full compliance with this Agreement.  Licensor may, at its own expense, appear through counsel of its own choosing to defend itself in any such action.

11.           The term of this Agreement and the License granted under it will be 10 years from the Effective Date.  Licensee may terminate this Agreement and the License at any time upon written notice to Licensor.  This Agreement and the License will be automatically renewed for additional 10-year terms, and may not be terminated by Licensor, unless any of the following events occur: (a) Licensee ceases to do business; (b) Licensee ceases to operate a business offering the Goods and Services under the Mark and ceases to have Authorized Sub-Licensees using the Mark; (c) Licensee fails to comply with any of the terms of this Agreement, provided that Licensee shall have 30 days after the receipt of written notice from Licensor of the breach in which to cure the breach; or (d) Licensor and Licensee agree to an earlier termination or non-renewal of this Agreement.

12.           Licensor agrees that if this Agreement expires or terminates for any reason, it will continue to permit any Authorized Sub-Licensees that are not in default of their Sub-License agreements, to continue to use the Mark as permitted by their Sub-License agreements, if those agreements are in compliance with the terms of this Agreement; provided however, that Licensee agrees to, and does assign the effective Sub-License Agreements to Licensor or its successor or assigns.

13.           Licensor may assign or otherwise transfer this Agreement to any party that acquires the ownership of the Mark.  Licensee may not assign or otherwise transfer this Agreement without the prior written consent of Licensor, which consent will not be unreasonably withheld.

14.           This Agreement contains the entire agreement between the parties relating to its subject matter, and all prior proposals, discussions or writings are superseded.  The terms of this Agreement will be binding upon and will inure to the benefit of the parties and their successors, heirs, and assigns.

15.           This Agreement and the Licenses will be governed, construed, and enforced in accordance with the laws of the state of Colorado.  The exclusive forum for any disputes under this Agreement or otherwise concerning the License will be the State and Federal Courts located in Colorado.

N8 CONCEPTS, INC.

___________________________                              By:     ___________________________
James H. Watson, Jr.                                                      James H. Watson, Jr.
President

STANDARDS AND SPECIFICATIONS RIDER

Licensor establishes the following initial standards and specifications for the Services and Goods offered and sold by Licensee under the foregoing License:

[Set forth the basic standards and specifications for the Goods.]

Licensor establishes the following initial standards and specifications for advertising and promotional materials using the Mark:

[Set forth the basic standards and specifications for advertising and promotional materials.]